Exhibit 99.1

NEWS RELEASE

Contacts:

Investors	Susan DeWitt	Media:	Jeffrey Simek
	201-269-6187		201-269-6400
	susan_dewitt@medcohealth.com		jeffrey_simek@medcohealth.com

Medco Health Solutions Issues Client Update

FRANKLIN LAKES, N.J., Feb. 17, 2004 – Medco Health Solutions, Inc. (NYSE:MHS) today was notified that the BlueCross BlueShield Association (BCBSA) would transition its pharmacy benefit management mail service program for the Federal Employees Program to an alternate provider beginning Jan. 1, 2005.

“Medco Health was acknowledged last year in a report by the U.S. General Accounting Office with helping to provide significant savings, choice and access to millions of federal employees,” said David Snow, chairman, president and CEO, Medco Health. “Given their historically high member satisfaction rate, and our ability in 2002 to contain drug trend well below the national average, we are disappointed by the decision. However, we are focused on providing excellent service through the duration of our agreement, and we are committed to ensuring a smooth transition of the program at year-end.”

In 2004 Medco Health achieved the single largest renewal year in its history with $15.2 billion in renewed drug spend and a strong pipeline ahead in the 2005 selling season, Snow said.

2004 Guidance

Medco Health expects its fiscal 2004 diluted earnings per share to be in the range of $1.64 to $1.75, on a GAAP basis, revised from its previous guidance of $1.75 to $1.86, as a result of increased amortization expense on intangible assets, which is a non-cash expense, resulting from the loss of the account. The company continues to expect earnings per share, excluding amortization of intangible assets of $0.39 cents per share, to be in the range of $2.03 to $2.14.

About Medco Health

Medco Health Solutions, Inc., (www.medcohealth.com), a leading pharmacy benefits manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private and public-sector employers and healthcare organizations, including about 190 of the Fortune 500 companies. Medco Health is traded on the New York Stock Exchange under the symbol MHS.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (SEC File No. 1-31312).

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